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                                                                    EXHIBIT 99.1

                                  NEWS RELEASE


For More Information Contact:                     For Release  - October 2, 2001
Eugene S. Putnam, Jr.-Chief Financial Officer
713-507-7292


                  STERLING BANCSHARES TO ACQUIRE HOUSTON BASED
                       COMMUNITY BANCSHARES OF KATY, TEXAS

HOUSTON, Texas, October 2, 2001 - Sterling Bancshares, Inc. (Nasdaq: SBIB) announced today that it has entered into a definitive agreement to acquire Community Bancshares, Inc. of Katy, Texas, in a cash and stock merger. The transaction is expected to close during the 2001 fourth quarter.

Community Bancshares, Inc. of Katy, Texas is the privately held bank holding company of Community Bank, which operates two banking offices in Western Houston. As of June 30, 2001, Community had assets of $114 million, loans of $77 million and $106 million in deposits.

J. Downey Bridgwater, President of Sterling said, "The merger with Community Bancshares extends our reach in the greater Houston marketplace. Coupled with the closing of our Lone Star Bank acquisition in August, it clearly reinforces our belief that Houston continues to be a terrific market with plenty of growth opportunities. Furthermore, we believe Community's established management team has the leadership and management skills to execute our local banking philosophy."

"We are very pleased to join the Sterling team," commented Richard E. Hamner, Vice Chairman of Community. "Sterling is a strong local institution which we believe will allow us to expand the services we offer our customers, while maintaining the close ties to our community. Through this merger our customers will benefit from additional product offerings as well as enhanced convenience."

Sterling Bancshares, Inc. is a Houston-based bank holding company that operates 36 community-banking offices in the greater metro areas of Dallas, Houston, San Antonio, and South Texas. Sterling also provides mortgage-banking services through its 80 percent-owned subsidiary, Sterling Capital Mortgage Company. Sterling's common stock is traded through the NASDAQ National Market System under the symbol SBIB. For more information on Sterling Bancshares, please visit the company's web site at www.banksterling.com.

Except for historical information contained herein, this press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, including, but not limited to, the following: general business and economic conditions in the markets Sterling serves may be less favorable than anticipated which could decrease the demand for loan, deposit and other financial services and increase loan delinquencies and defaults; changes in market rates and prices may adversely impact the value of securities, loans, deposits and other financial instruments; Sterling's liquidity requirements could be adversely affected by changes in its assets and liabilities; legislative or regulatory developments including changes in laws concerning taxes, banking, securities, insurance and other aspects of the financial securities industry; competitive factors may increase, including product and pricing pressures among financial services organizations; and changes in fiscal and governmental policies of the United States federal government could have an adverse effect on Sterling's business. Please also read the additional risks and factors described from time to time in Sterling's reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2000.

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